                                                                       EXHIBIT C

                               OFFERING MEMORANDUM

                          GREYHAWK STAINED GLASS, INC.

                                  75,000 Shares
                                  Common Stock
                         Offering Price $0.20 per Share

        Greyhawk Stained Glass, Inc., (the "Company") is offering up to 75,000 Shares of its Common Stock, $.001 par value per share (the "Shares"), pursuant to the terms of this Offering Memorandum ("Memorandum"). (See "OFFERING".)

        The Shares are offered pursuant to exemptions from registration provided by Sections, 3(b) and or 4(2) of the Securities Act of 1933, as amended, and regulation D rule 504 promulgated thereunder. The shares are registered for sale under NRS Section 90.490 of the Nevada Securities Laws.

         THE SHARES OFFERED HEREBY ARE HIGHLY SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK TO THE PUBLIC INVESTORS AND SHOULD BE PURCHASED ONLY BY PERSONS WHO CAN AFFORD TO LOSE THEIR ENTIRE INVESTMENT. (SEE "RISK FACTORS" PG. 3)

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS ANY STATE PASSED UPON THE ACCURACY OR ADEQUACY OF THIS MEMORANDUM. NEITHER THE SECRETARY OF THE STATE OF NEVADA AS ADMINISTRATOR OF THE NEVADA SECURITIES ACT NOR ANY OFFICER OF THE STATE OF NEVADA HAS PASSED UPON THE MERITS OF THESE SECURITIES OR UPON THE ACCURACY OR COMPLETENESS OF THIS MEMORANDUM. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                        Offering      Net Proceeds To
                                        Price To          Company
                                         Public
                                      -------------- ------------------
        Per Share:                            $0.20              $0.20
        Maximum(75,000 shares)              $15,000            $15,000
        Minimum(50,000 shares)              $10,000            $10,000
                                      -------------- ------------------


              The date of this Offering Memorandum is July 2, 1997.

(l) A maximum of 75,000 shares may be sold. The minimum number of shares to be sold is 50,000. All of the proceeds from the sale of Shares will be placed in an escrow account, by 12 o'clock noon of the next business day after receipt thereof until the sum of $10,000, before deducting offering expenses estimated at $1,350 for the minimum offering and $1,350 for the maximum offering, has been received. If less than $10,000 is received from the sale of the Shares within 120 days of the date of this Memorandum, the offer will remain open for another 120 days after which all proceeds will be refunded promptly to purchasers without payment of interest and without deduction for commission or other expenses. Subscribers will not be able to obtain return of their funds while in escrow. No commissions are anticipated.


        THE SHARES ARE OFFERED BY THE COMPANY SUBJECT TO PRIOR SALE, ACCEPTANCE OF THE SUBSCRIPTIONS BY THE COMPANY AND APPROVAL OF CERTAIN LEGAL MATTERS BY COUNSEL TO THE COMPANY.

        PRIOR TO THIS OFFERING THERE HAS BEEN NO PUBLIC MARKET FOR THE COMMON STOCK OF THE COMPANY. THERE CAN BE NO ASSURANCE THAT A PUBLIC MARKET WILL RESULT FOLLOWING THE SALE OF THE SHARES OFFERED HEREBY OR THAT THE COMMON STOCK CAN BE SOLD AT OR NEAR THE OFFERING PRICE. THE INITIAL PUBLIC OFFERING PRICE HAS BEEN ARBITRARILY DETERMINED BASED UPON WHAT IT BELIEVES PURCHASERS OF SUCH SPECULATIVE ISSUES WOULD BE WILLING TO PAY FOR THE SECURITIES AND BEARS NO RELATIONSHIP WHATSOEVER TO ASSETS, BOOK VALUE OR ANY OTHER ESTABLISHED CRITERIA OF VALUE.

        ALL OFFEREES AND SUBSCRIBERS WILL HAVE AN OPPORTUNITY TO MEET WITH REPRESENTATIVES OF THE COMPANY TO VERIFY ANY OF THE INFORMATION INCLUDED HEREIN AND TO OBTAIN ADDITIONAL INFORMATION REGARDING THE COMPANY. COPIES OF ALL DOCUMENTS, CONTRACTS, FINANCIAL STATEMENTS AND OTHER COMPANY RECORDS WILL BE MADE AVAILABLE FOR INSPECTION AT ANY SUCH MEETING OR DURING NORMAL BUSINESS HOURS UPON REQUEST TO THE COMPANY.

        ALL OFFEREES AND SUBSCRIBERS WILL BE ASKED TO ACKNOWLEDGE IN THE SUBSCRIPTION AGREEMENT THAT THEY HAVE READ THIS MEMORANDUM CAREFULLY AND THOROUGHLY, THEY WERE GIVEN THE OPPORTUNITY TO OBTAIN ADDITIONAL INFORMATION; AND THEY DID SO TO THEIR SATISFACTION.

        NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS MEMORANDUM AND, IF GIVEN OR MADE SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS MEMORANDUM DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER

TO BUY ANY SECURITIES TO ANY PERSON IN ANY JURISDICTION WHERE SUCH OFFER
OR SOLICITATION WOULD BE UNLAWFUL. THE DELIVERY OF THIS MEMORANDUM AT ANY TIME DOES NOT IMPLY THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF TIME SUBSEQUENT TO ITS DATE.

        THE COMPANY HAS THE RIGHT, IN ITS SOLE DISCRETION, TO ACCEPT OR REJECT SUBSCRIPTIONS IN WHOLE OR IN PART, FOR ANY REASON OR FOR NO REASON.

                          GREYHAWK STAINED GLASS, INC.

                                TABLE OF CONTENTS
MEMORANDUM SUMMARY...........................................................    1
   THE COMPANY...............................................................    1
   THE OFFERING..............................................................    1
   RISK FACTORS..............................................................    2
   DILUTION..................................................................    2
   FINANCIAL HIGHLIGHTS......................................................    2
RISK FACTORS.................................................................    3
   RISK FACTORS RELATING TO THE COMPANY'S BUSINESS...........................    3
   RISK FACTORS RELATING TO THE NATURE OF THE OFFERING.......................    5
DILUTION.....................................................................    7
COMPARATIVE DATA.............................................................    9
USE OF PROCEEDS..............................................................   10
THE COMPANY..................................................................   11
   GENERAL...................................................................   11
   BUSINESS PLAN.............................................................   11
   SALES AND MARKETING.......................................................   12
   FINANCIAL ANALYSIS OF MANAGEMENT COMPANY..................................   12
MANAGEMENT...................................................................   13
   DIRECTORS AND OFFICERS....................................................   13
   SHANNON BALDINO...........................................................   13
PRINCIPAL SHAREHOLDERS.......................................................   14
DESCRIPTION OF COMMON STOCK..................................................   15
CONFLICTS OF INTEREST........................................................   16
   FIDUCIARY RESPONSIBILITY OF THE OFFICERS AND DIRECTORS....................   17
PLAN OF DISTRIBUTION.........................................................   18
LITIGATION...................................................................   19
EXPERTS......................................................................   19
LEGAL MATTERS................................................................   19
FURTHER INFORMATION..........................................................   19

                               MEMORANDUM SUMMARY

        The following summary is qualified in its entirety by detailed information appearing elsewhere in this Memorandum. Each prospective investor is urged to read this Memorandum in its entirety.

THE COMPANY

        Greyhawk Stained Glass, Inc. was organized for the purpose of producing custom stained glass and repair of customized stained glass for the Las Vegas and Clark county areas. The Company believes that current sources for customized stained glass are inadequate and that there is a public desire for additional sources of custom stained glass and customized stained glass repair. If the company is successful, it will look to expand beyond the Las Vegas and Clark County areas. Additionally, the company will look at the possibility of purchasing a currently existing company and use its expertise and customer base to expand the Company.

        The Company's offices are currently located at 9072 Quarrystone Way, Las Vegas, NV 89123. The telephone number is (702) 896-3428.

THE OFFERING

        The Company may apply to have stock from this offering traded on an Exchange. Overseas and Offshore investors are allowed and encouraged to subscribe. No sales commissions will be paid.

SECURITIES OFFERED:

Minimum.....................................50,000 Shares
Maximum.....................................75,000 Shares

OFFERING PRICE PER SHARE:..........................$0.20

SHARES OUTSTANDING:

        Before the Offering:
        Total Shares........................10,000 Shares

        After the Offering:
        (Assuming Minimum Sales)
               Total Shares.................60,000 shares
        (Assuming Maximum Sales)
               Total Shares.................85,000 shares

USE OF NET PROCEEDS

        If all the Shares offered are sold, net proceeds to the Company will be approximately $15,000, which will be used for the initial setup of the Company. If the minimum number are sold, net proceeds to the Company will be approximately $10,000. (See "USE OF PROCEEDS".)

RISK FACTORS

        The purchase of the Shares offered hereby involves many risk factors, including those associated with a new venture. The Company's initial involvement in producing custom stained glass and repairing stained glass could involve a high degree of risk, as these types of businesses already are known to have significant failure rate. (See "RISK FACTORS".)


DILUTION

        The offering involves an increase in the book value per Share of the Common Stock to the investor from $0.20 to $0.25 if the minimum offering is sold and from $0.20 to $0.235 if the maximum is sold.


FINANCIAL HIGHLIGHTS

        The following schedule sets forth certain financial information of the Company at the date indicated. (See "FINANCIAL STATEMENTS".)

                                                   Date: June 30, 1997
Total Assets                                       $5,000

Total Liabilities                                  $0

Stockholders' Equity                               $5,000

                                  RISK FACTORS

        THE SECURITIES OFFERED HEREBY ARE HIGHLY SPECULATIVE IN NATURE AND INVOLVE A HIGH DEGREE OF RISK. THEY SHOULD BE PURCHASED ONLY BY PERSONS WHO CAN AFFORD TO LOSE THEIR ENTIRE INVESTMENT. THEREFORE, EACH PROSPECTIVE INVESTOR SHOULD, PRIOR TO PURCHASE, CONSIDER VERY CAREFULLY THE FOLLOWING RISK FACTORS AMONG OTHER THINGS, AS WELL AS ALL OTHER INFORMATION SET FORTH IN THIS PROSPECTUS.


RISK FACTORS RELATING TO THE COMPANY'S BUSINESS

LACK OF PRIOR OPERATIONS AND EXPERIENCE

        The Company is newly organized, has no revenues from operations and has no other significant assets. Accordingly, there can be no assurance that the Company will generate revenues in the future; and there can be no assurance that the Company will operate at a profitable level. (See "PROPOSED BUSINESS".)

DEPENDENCE ON CUSTOMIZED STAINED GLASS INDUSTRY

        The Company's business is influenced by the rate of use and expansion in the customized stained glass industry. Declines in the industry may influence the Company's revenues adversely.

COMPETITION

        The Company may experience substantial competition in its efforts to produce and repair customized stained glass. Some of these competitors may have greater experience, resources and managerial capabilities than the Company and may be in a better position than the Company to obtain access to potential customers.

SUCCESS OF MANAGEMENT

        Any potential investor is strongly cautioned that the purchase of the securities that are proposed to be offered hereby should be evaluated on the basis of: (i) the limited diversification of the venture capital opportunities afforded to the Company, (ii) the high risk nature and limited liquidity of the Company, and (iii) the Company's ability to utilize funds for the successful development and distribution of revenues as derived by the revenues received by the Company's yet undeveloped portfolio of clients.

RELIANCE ON MANAGEMENT

        The Company's success is dependent upon management. The Company has no employment or non-competition agreements with any of its Key Administrative Personnel, nor for any of its proposed Officers and Directors of the Corporation, therefore, there can be no assurance that Ms. Baldino and Ms. Souers will remain employed by the Company. Additionally, as the Company is starting out with small capitalization, the Company will have to rely upon Ms. Baldino and Ms. Souers to maintain the business of the Company. In the event Ms. Baldino or Ms. Souers cease to be employed by the Company, the Company will seek to find a qualified person or persons to fill their positions as soon as possible.

CONFLICTS OF INTEREST

        The Officers and directors have other interests to which they devote time and each will continue to do so notwithstanding the fact that management time may be necessary to the business of the Company. As a result, certain conflicts of interest may exist between the Company and its officers and directors which may not be susceptible to resolution. Conflicts of interest may arise in the area of corporate opportunities which can only be resolved through exercise by the officers and directors of such judgment as is consistent with their fiduciary duties to the Company. It is the intention of management, so as to minimize any potential conflicts of interest, to present first to the Board of Directors and then to the shareholders for resolution.

ADDITIONAL FINANCING REQUIRED

        Even if all of the maximum 75,000 Shares offered hereby are sold, the funds available to the Company may not be adequate for it to be competitive in the industry. There is no assurance that additional funds will be available from any source when needed by the Company for expansion, and, if not available, the Company may not be able to expand its operation as rapidly as it could if such financing were available. The proceeds from this Offering are expected to be sufficient for the Company to become operational. Additional financing could possibly come in the form of debt/preferred stock or a private placement of common stock. If additional shares were issued to obtain financing, investors in this offering would suffer a dilutive effect on their percentage of stock ownership in the Company. However, the book value of their shares would not be diluted, provided additional shares are sold at a price greater than that paid by investors in this offering.

ABSENCE OF CASH DIVIDENDS

        The Board of Directors does not anticipate paying cash dividends on the Common Stock for the foreseeable future and intends to retain any future earnings to finance the growth of the Company's business. Payment of dividends, if any, will depend, among other factors, on earnings, capital requirements and the general operating and financial conditions of the Company as well as legal limitations on the payment of dividends out of paid-in capital.
(See "DIVIDENDS")

RISK FACTORS RELATING TO THE NATURE OF THE OFFERING

PURCHASES BY AFFILIATES

        Certain officers, directors, principal shareholders and affiliates may purchase for investment purposes, a portion of the Shares offered hereby, which would increase the percentage of the Company's Common Stock owned by such persons. The purchases by these control persons may make it possible for the Offering to meet the escrow amount. At least fifty percent (50%) of the offering must be purchased by the public before the Officers and directors may make purchases to make escrow.

POSSIBLE LOSS OF ENTIRE INVESTMENT

        The Shares offered hereby are highly speculative and involve a high degree of risk and should not be purchased by any person who cannot afford the loss of his entire investment. A purchase of the Company's stock in this Offering would be "unsuitable" for a person who cannot afford to lose his entire investment.

DILUTION TO PUBLIC

        Assuming the sale of all Shares offered hereby, the net tangible book value of the Company's Shares would then be approximately $.235 per Share compared to the $0.20 public offering price. If the minimum number of shares are sold, the net tangible book value of the Company's Shares would then be approximately $.25 per Share compared to the $0.20 public offering price. Accordingly, persons purchasing common stock in this Offering if all the Shares offered are sold would then have an increase to the net tangible book value of their Shares of $.035 if the maximum is sold and $.05 if the minimum is sold.

ESCROW OF OFFERING

        No individual, firm or corporation has agreed to purchase or take down any of the offered Shares. No assurance can be given that any or all of the Shares will be sold. Provisions have been made to deposit in escrow the funds received from the purchase of Shares sold by the Company. In the event that the Offering of $15,000 or $10,000 is not received within one hundred twenty (120) days of the effective date of this Memorandum, the offer will be extended for another 120 days after which the proceeds so collected will be refunded to investors without deducting sales commissions or expenses. During this escrow period, which may last up to two hundred forty (240) days, subscribers will not have use of nor derive benefits from their escrow funds.

NO PUBLIC MARKET FOR COMPANY'S SECURITIES.

        Prior to the Offering, there has been no public market for the Common Stock being offered. There can be no assurance that an active trading market will develop or that purchasers of the Common Stock will be able to resell their securities at prices equal to or greater than the respective initial public offering prices. The market prices of the Common Stock may be significantly affected by factors such as announcements by the Company or its competitors, as well as variations in the Company's results of operations and market conditions in the Stained Glass and Art industries in general. The market price may also be affected by movements in prices of stock in general. As a result of these factors, purchasers of the Shares offered hereby may not be able to liquidate an investment in the Shares readily or at all.

NO CUMULATIVE VOTING

        Holders of the Common Stock are not entitled to accumulate their votes for the election of directors or otherwise. Accordingly, the holders of a majority of the shares present at a meeting of shareholders will be able to elect all of the directors of the Company, and the minority shareholders may not be able to elect a representative to the Company's board of directors. (See "DESCRIPTION OF COMMON STOCK".)

ARBITRARY OFFERING PRICE

        The Offering Price of the Common Stock bears no relation to book value, assets, earnings or any other objective criteria or value. They have been arbitrarily determined by the Company. There can be no assurance that, even if a public trading market develops for the Company's securities, the Common Stock will attain market values commensurate with the Offering Price.

NO FORESEEABLE DIVIDENDS

        The Company does not anticipate paying dividends on its Common Stock in the foreseeable future but plans to retain earnings, if any, for the operation and expansion of its business. (See "DESCRIPTION OF COMMON STOCK".)

LIMITATION ON RESALE

        The Company has no obligation to register the Shares under the Securities Act of 1933 or to register or qualify the Shares for sale under any state securities laws or to take any other action, through the establishment of exemptions or otherwise to permit the transfer thereof. Accordingly, the ability of investors to resell the Shares purchased hereunder may be severely limited.

SHARES ELIGIBLE FOR FUTURE SALE

        All of the 10,000 shares of Common Stock which are held by the initial shareholders have been issued in reliance on the Private placement exemption under the Securities Act of

1933, as amended (the "Act"). Such shares will not be available for sale in the open market without registration except in reliance upon Rule 144 under the Act. In general, under Rule 144 a person (or persons whose shares are aggregated) who has beneficially owned shared acquired in a nonpublic transaction for at least one year, including persons who may be deemed Affiliates of the Company as that term is defined under the Act, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding Shares of Common stock, or the average weekly reported trading volume on all national securities exchanges and through NASDAQ during the four calendar weeks preceding such sale, provided that certain current public information is then available. If a substantial number of the Shares owned by the initial Shareholders were sold pursuant to Rule 144 or a registered offering, the market price of the Common Stock could be adversely affected.

                                    DILUTION

        "Net tangible book value" is the amount that results from subtracting the total liabilities and intangible assets of an entity from its total assets. "Dilution" is the difference between the public offering price of a security such as the Common Stock, and its net tangible book value per Share immediately after the Offering, giving effect to the receipt of net proceeds in the Offering. As of June 30, 1997, the net tangible book value of the Company was $0.50. Giving effect to the sale by the Company of all offered Shares at the public offering price, the pro forma net tangible book value of the Company would be approximately $20,000 or approximately $.235 per Share, which would represent an immediate increase in net tangible book value per Share of $.035 per share to new investors. If the minimum number of shares are sold, the pro forma net tangible book value of the Company would be approximately $15,000 or approximately $.25 per Share, which would represent an immediate increase in net tangible book value per Share of $.05 per share to new investors.

        The following table illustrates the pro forma per Share dilution:

                                                  Assuming Min.     Assuming Max.
                                                   Shares Sold       Shares Sold
                                                 ----------------- -----------------
     Price to Public [1]                              $0.20             $0.20
                                                 ----------------- -----------------
     Net tangible book value per Share before         $0.50             $0.50
     Offering [2]
                                                 ----------------- -----------------

     Increase Attributable to purchase of             $0.57             $0.625
     stock by new investors [5]
                                                 ----------------- -----------------
     Net tangible book value per Share after          $0.25             $0.235
     offering [2],[3],[4]
                                                 ----------------- -----------------
     Increase to new investors [6]                    $0.05             $0.035
                                                 ----------------- -----------------
     Percent Increase to new investors [7]            25.0%             17.5%
                                                 ----------------- -----------------

        [1]Offering price before deduction of offering expenses.

        [2] The net tangible book value per share before the offering $0.50 is determined by dividing the number of Shares of Common Stock outstanding into the net tangible book value of the Company.

        [3] The net tangible book value after the offering ($15,000 minimum offering and $20,000 maximum offering) is determined by adding the net tangible book value before the offering to the estimated proceeds to the Corporation from the current offering.

        [4] The net tangible book value per share after the offering ($.25 minimum offering and $.235 maximum offering) is determined by dividing the number of Shares that will be outstanding after the offering into the net tangible book value after the Offering as determined in #3.

        [5] The Increase Attributable to purchase of stock by new investors is derived by taking the net tangible book value per share after the offering ( $.25 minimum offering and $.235 maximum offering) and subtracting from it the net tangible book value per share before the offering ($.50) for a decrease of ($.25 minimum offering and $.235 maximum offering).

        [6] The dilution to new investors is determined by subtracting the net tangible book value per share after the offering ($.25 minimum offering and $.235 maximum offering) from the public offering price ($0.20), giving an increase value of ($.05 minimum offering and $.035 maximum offering).

        [7] The Percentage Increase to new investors is determined by dividing the Increase to new investors ($.05 minimum offering and $.035 maximum offering) by the Price to the Public ($0.20) giving a Percent Increase to new investors of 25% minimum offering and 17.5% maximum offering.

                                COMPARATIVE DATA

        The following chart illustrates the percentage ownership in the Company held by the present shareholders and by the public investors in this Offering, and sets forth a comparison of the amounts paid by the present shareholders of the Company and by the public investors in this Offering. The present shareholders may, however, purchase a portion of the Shares offered hereby, which would enable the Company to reach the minimum escrow amount and would increase the percentage of the Company's Common Stock owned by such present shareholders at the conclusion of this Offering.

                                                                                     Average
                      Total Shares    Percentage    Consideration  Consideration    Price Per
                         Number        Purchased       Amount       Percentage        Share
                     --------------- -------------- -------------- -------------- --------------
ASSUMING MAX.
OFFERING SOLD
Present                      10,000          11.8%          5,000            25%          $0.50
Shareholders
New Investors                75,000          88.2%         15,000            75%          $0.20
                             ------          -----         ------            ---
TOTAL                        85,000           100%         20,000           100%

ASSUMING MIN.
OFFERING SOLD
Present                      10,000          16.7%          5,000          33.3%          $0.50
Shareholders
New Investors                50,000          83.3%         10,000          66.7%          $0.20
                             ------          -----         ------          -----
TOTAL                        60,000           100%         15,000           100%

                                 USE OF PROCEEDS

        Following the sale of all 75,000 Shares offered by the Company there will be a gross sales price of $15,000. If the minimum number of shares are sold the gross proceeds will be $10,000.

        This money will be used to setup a small workshop to operate the business. Additionally, these moneys will be used to make professional sales presentations to potential clients. If the minimum but not the maximum number of shares are sold the loss of proceeds from the sale may be taken out of future general overhead.

        This money will be used to setup a workshop to operate the business. The following figures reflect the Company's initial Use of Proceeds:

Use of Proceeds

                                       Minimum                       Maximum
                                      Offering        Percent       Offering        Percent
                                    --------------   ------------  ------------   ------------
Accounting fees                              $500             5%           $500           3.3%
Legal fees                                    500             5%            500           3.3%
State filing fee                              350           3.5%            350           2.3%
Working capital                           $13,650          95.5%        $18,650          91.1%



TOTAL USE OF PROCEEDS                     $10,000           100%        $15,000           100%

        Management anticipates expending these funds for the purposes indicated above. To the extent that expenditures are less than projected, the resulting balances will be retained and used for general working capital purposes or allocated according to the discretion of the Board of Directors.

        Management anticipates expending these funds for the purposes indicated above. To the extent that expenditures are less than projected, the resulting balances will be retained and used for general working capital purposes or allocated according to the discretion of the Board of Directors. Conversely, the extent that such expenditures require the utilization of funds in excess of the amounts anticipated, supplementing amounts may be drawn form other sources, including, but not limited to general working capital and/or external financing. The net proceeds of this offering that are not expended immediately may be deposited in interest or non-interest bearing accounts, or invested in government obligations, certificates of deposit, commercial paper, money market mutual funds or similar investments.

                                   THE COMPANY


GENERAL

        Greyhawk Stained Glass, Inc. was organized for the purpose of producing custom stained glass and repairing of customized stained glass to the public in the Las Vegas and Clark County areas. The Company believes that due to the current lack of customized stained glass companies at this time, there is a public desire for customized stained glass work. If the business is successful the Company will look to expand beyond the Las Vegas and Clark County areas. Additionally, the company will look at the possibility of purchasing a currently existing stained glass business and use its expertise and contacts to improve and expand their current client base. The Company will also make its business available over the Internet and collect fees through charges for visiting the web site.

        The Company's offices are currently located at 9072 Quarrystone Way, Las Vegas, NV 89123.


BUSINESS PLAN

        Greyhawk Stained Glass, Inc. was organized for the purpose of producing custom stained glass and repairing of stained glass to the public in the Las Vegas and Clark County areas. The Company believes that current sources of stained glass work are inadequate and that there is a vast public desire for better stained glass work. If the business is successful the Company will look to expand beyond the Las Vegas and Clark County areas. Additionally, the company will look at the possibility of purchasing a currently existing stained glass business use its expertise and contacts to improve and expand their client base.

        The Company's offices are currently located at 9072 Quarrystone Way, Las Vegas, NV 89123.

        Once funds have been made available, the Company will obtain a small workshop. The current officers and directors will oversee the setup of the business. The current officers and directors have contacts with business and individuals who use customized stained glass products which the company hopes will aid in the startup of the company.

        The Company may experience substantial competition in its efforts to locate clients. Many of these competitors may have greater experience, resources and managerial capabilities than the Company and may be in a better position than the Company to access clients. There are stained glass businesses which will directly compete with the Greyhawk business.

        THERE IS NO ASSURANCE THAT THE COMPANY'S BUSINESS PLAN AND OBJECTIVES WILL BE ACHIEVED.

SALES AND MARKETING

The Company plans to market itself mainly by using the following sales and marketing techniques:

-     WEB SITE ADS
-     ADS IN LOCAL PUBLICATIONS
-     PROVIDE  PRESS RELEASES AND PUBLICITY ABOUT THE NEW BUSINESS
-     CLIENT REFERRAL
-     DIRECT MAILING


FINANCIAL ANALYSIS OF MANAGEMENT COMPANY

ACCOUNTING STANDARDS

The Financial Accounting Standards Board (the "FASB") and other regulatory bodies have addressed a number of accounting and financial reporting issues. Such issues and current proposed standards could influence the Company's reported results and the nature of its financial disclosures in the future.

                                   MANAGEMENT


DIRECTORS AND OFFICERS

        The names, addresses, ages, and respective positions of the current Directors and Officers of Greyhawk Stained Glass, Inc., are as follows:

             Name and Address              Age              Position
             ----------------              ---              --------
Shannon Baldino                             24        President/Treasurer
9072 Quarrystone Way
Las Vegas, NV  89123

Cathy Souers                                46             Secretary
1004 Coral Isle
Las Vegas, NV 89108

OFFICERS AND DIRECTORS

SHANNON BALDINO

        Shannon Baldino is 24 years old. She graduated from Chino High School with a 3.9 GPA. She has attended Community College of Southern Nevada. Her coursework includes many classes in the art field, including classes on customized stained glass, design and production.
        She is currently employed at Value Rent-A-Car as an administrative assistant.

EMPLOYMENT HISTORY

1993-1994 reservation agent/auditor for Best Inns of America Corporate Office.

1994-1996 bookkeeper/payroll for Fosters air Conditioning, Inc.

CATHY SOUERS

        Cathy Souers is 46 years old. She graduated from the University of Texas-El Paso with a B.S. in Secondary Education, teaching areas Spanish, English and Mathematics. She graduated from New Mexico State University with a B.A. in accounting.

        Currently she is President of Gehrig Ironite, Inc.

EMPLOYMENT HISTORY

1978-1983 owner/operator of liquor/package store.

1984-1990 taught in public and private schools.

1992-1995 Vocational Educational instructor Nevada Cooperative Extension.

                             PRINCIPAL SHAREHOLDERS

        The following table sets forth, as of the date of this Memorandum, the outstanding shares of Common Stock of the Company owned of record or beneficially by each person who owned of record, or was known by the Company to own beneficially, more than 5% of the Company's Common Stock, and the name and share holdings of each of officer and director and all of officers and directors as a group.

                                                      Percent After Offering
                                                             Assuming
                                                             --------
Principal Shareholders        No. of      Percent      Max. Sold     Min. Sold
Names and Address             Shares      Before
                              Owned      Offering
---------------------------- ---------  -----------   ------------  ------------
Shannon Baldino                  5000          50%           5.8%          8.3%
9072 Quarrystone Way
Las Vegas, NV 89123

Cathy Souers                     5000          50%           5.8%          8.3%
1004 Coral Isle
Las Vegas, NV 89108

SHARES ELIGIBLE FOR FUTURE SALE

        All of the 10,000 shares of Common Stock which are held by the initial shareholders have been issued in reliance on the Private placement exemption under the Securities Act of 1933, as amended (the "Act"). Such shares will not be available for sale in the open market without registration except in reliance upon Rule 144 under the Act. In general, under Rule 144 a person (or persons whose shares are aggregated) who has beneficially owned shares acquired in a nonpublic transaction for at least two years, including persons who may be deemed affiliates of the Company as that term is defined under the Act, would be entitled to sell within any one year period a number of shares that does not exceed the greater of 1% of the then outstanding Shares of Common stock, or the average weekly reported trading volume on all national securities exchanges and through NASDAQ during the four calendar weeks preceding such sale, provided that certain current public information is then available. Two years from the date of issuance, all of the shares of Common Stock acquired by the initial shareholders may be eligible for public sale under Rule 144 subject to the foregoing restrictions. If a substantial number of the Shares owned by the initial Shareholders were sold pursuant to Rule 144 or a registered offering, the market price of the Common Stock could be adversely affected.

REMUNERATION OF DIRECTORS AND OFFICERS

        The officers and directors will receive compensation only when and if the Company becomes profitable. The amount of their compensation will be based upon the profitability of the corporation.

                           DESCRIPTION OF COMMON STOCK

        The authorized capital stock of the Company consists of 50,000,000 Shares of Common Stock, $.001 par value per share. The holders of Common Stock
(i) have equal ratable rights to dividends from funds legally available therefore, when, as and if declared by the Board of Directors of the Company;
(ii) are entitled to share ratably in all of the assets of the Company available for distribution or winding up of the affairs of the Company; (iii) do not have preemptive subscription or conversion rights and there are no redemption or sinking fund applicable thereto; and (iv) are entitled to one non-cumulative vote per share, on all matters which shareholders may vote on at all meetings of shareholders. As of the date of this prospectus, the company had 10,000 shares of common stock outstanding.

NON-CUMULATIVE VOTING

        The holders of Shares of Common Stock of the Company do not have cumulative voting rights which means that the holders of more than 50% of such outstanding Shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in such event, the holders of the remaining Shares will not be able to elect any of the Company's directors. After the present Offering is completed, if all of the Shares offered are sold, the public shareholders will own approximately 88% of the outstanding Shares of the Company. If the minimum number of shares are sold, the public shareholders will own approximately 83% of the outstanding Shares of the Company.

DIVIDENDS

        The Company does not currently intend to pay cash dividends. The Company's proposed dividend policy is to make distributions of its revenues to its stockholders when the Company's Board of Directors deems such distributions appropriate. Because the Company does not intend to make cash distributions during the first fiscal year, potential shareholders would need to sell their shares to realize a return on their investment. Because the Company is a start up company, there can be no assurances of the projected values of their shares, nor can there be any guarantees of the success of the Company.

        A distribution of revenues will be made only when, in the judgment of the Company's Board of Directors, it is in the best interest of the Company's stockholders to do so. The Board of Directors will review, among other things, the investment quality and marketability of the securities considered for distribution the impact of a distribution of the investee's securities on its customers, joint venture associates, management contracts, other investors, financial institutions and the company's internal management; tax consequences and the market effects of an initial or broader distribution of such securities. (See RISK FACTORS - NO DIVIDENDS PAID".)

POSSIBLE ANTI-TAKEOVER EFFECTS OF AUTHORIZED BUT UNISSUED STOCK

        Upon the completion of this Offering, the Company's authorized but unissued capital stock will consist of 49,915,000 shares of common stock if the maximum number of shares are sold and 49,940,000 shares if the minimum number are sold. One of the effects of the existence of authorized but unissued capital stock may be to enable the Board of Directors to render more difficult or to discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise, and thereby to protect the continuity of the Company's management. If in the due exercise of its fiduciary obligations, for example, the Board of Directors were to determine that a takeover proposal was not in the Company's best interests, such shares could be issued by the Board of Directors without stockholder approval in one or more private placements or other transactions that might prevent or render more difficult or costly the completion of the takeover transaction by diluting the voting or other rights of the proposed acquiror or insurgent stockholder or stockholder group, by creating a substantial voting block in institutional or other hands that might undertake to support the position of the incumbent Board of Directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise.

TRANSFER AGENT

        The Company will engage the services of Alpha Tech Stock Transfer, 4505
S. Wasatch Blvd., Suite 205, Salt Lake City, Utah 84124 to act as Transfer Agent and Registrar.

                              CONFLICTS OF INTEREST

TRANSACTIONS BETWEEN THE COMPANY AND MANAGEMENT

        Each of the Officers of the Company are engaged in other businesses, either individually or through partnerships and corporations in which they have an interest, hold an office or serve on boards of directors. Certain conflicts of interest may arise between the Company and its Officers and Directors. All of the Officers and Directors have other business interests to which they devote their primary attention.

        The Company will attempt to resolve any such conflicts of interest in favor of the Company. The Officers and Directors of the Company are accountable to it and its shareholders as fiduciaries, which requires that such officers and directors exercise good faith and integrity in handling the Company's affairs. A Shareholder may be able to institute legal action on behalf of the Company or on behalf of itself and all other similarly situated shareholders to recover damages or for other relief in cases of the resolution of conflicts in any manner prejudicial to the Company.

FIDUCIARY RESPONSIBILITY OF THE OFFICERS AND DIRECTORS

        The Officers and Directors of the Company are accountable to the Company as fiduciaries, which means such Officers and Directors are required to exercise good faith and integrity in handling the Company's affairs. A shareholder may be able to institute legal action on behalf of himself and all other similarly situated shareholders to recover damages where the Company has failed or refused to observe the law.

        Shareholders may, subject to applicable rules of civil procedure, be able to bring a class action or derivative suit to enforce their rights, including rights under certain federal and state securities laws and regulations. Shareholders who have suffered losses in connection with the purchase or sale of their interest in the Company due to a breach of a fiduciary duty by an of Officer or Director of the Company in connection with such sale or purchase, including the misapplication by any such Officer or Director of the proceeds from the sale of these securities, may be able to recover such losses from the Company.

        The Company and its affiliates not be liable to its shareholders for errors in judgment or other acts or omissions not amounting to intentional misconduct, fraud or a knowing violation of the law, since provisions have been made in the Articles of Incorporation and by-laws limiting such liability. The Articles of Incorporation and By-Laws also provide for indemnification of the officers and directors of the Company in most cases for any liability suffered by them or arising out of their activities as Officers and directors of the Company if they were not engaged in intentional misconduct, fraud or a knowing violation of the law. The company's Articles of Incorporation and By-laws limit the liability of directors and officers to the maximum extent permitted by Nevada law (Section 78.751). Therefore, purchasers of these securities may have a more limited right of action than they would have except for this limitation in the Articles of Incorporation and By-Laws. In the opinion of the Securities and Exchange Commission, indemnification for liabilities arising under the Securities Act of 1933 is contrary to public policy and, therefore, unenforceable.

        The Company will not acquire assets from its current management or any entity in which such management has a five percent or greater equity interest unless the Company has first received an independent opinion as to the fairness of the terms of the acquisition. In negotiating the terms of the acquisition of the assets, management may be influenced by the possibility of future personal benefit from unrelated business dealings with such persons or entities. There can be no assurance that such conflict of interest will be adequately resolved in favor of the Company and its Shareholders. The Officers and Directors are required to exercise good faith and integrity in handling the Company's affairs. Management of the Company has agreed to abide by this fiduciary duty.

        It should be noted that this is a rapidly developing and changing area of the law. Investors are urged to consult their own legal counsel.

                              PLAN OF DISTRIBUTION

        The Company will sell a maximum of 75,000 Shares of its Common Stock, par value $.001 per Share, or a minimum of 50,000 shares sold, at the public offering price. There can be no assurance that any of these Shares will be sold. The proceeds to the company will be $15,000 if the maximum number of shares are sold and $10,000 if the minimum number are sold.
        Cathy Souers, an Officer and Director, has a Nevada Series "63" license and will sell the offering without receiving any sales commission.

        The public offering price of the Shares offered hereby was arbitrarily determined by the Company. The public offering price does not bear any relationship to assets, book value, or earnings of the Company.

        The Shares of Common Stock are offered by the Company subject to prior sale and subject to approval of certain legal matters by counsel. The Company reserves the right to reject any subscription in whole or in part, for any reason or for no reason.

OPPORTUNITY TO MAKE INQUIRIES

        The Company will make available to each Offeree prior to any sale of the common stock the opportunity to ask questions and receive answers from the Company concerning any aspect of the investment and to obtain any additional information contained in this Memorandum, to the extent that the Company possesses such information or can acquire it without unreasonable effort or expense.

PROCEDURES FOR SUBSCRIBING

        Each investor purchasing any of the common stock offered hereby will be required to execute a Subscription Agreement which, among other provisions, will contain representations as to the investor's qualifications to purchase the common stock and his ability to evaluate and bear the risk of an investment in the Company, and will contain an acknowledgment of the receipt of the opportunity to make inquiries and obtain additional information.

RESTRICTIONS ON TRANSFERABILITY OF SECURITIES

        The common stock offered hereby has not been registered under the Securities Act of 1933, as amended, or the laws of any state or jurisdiction. The Common Stock is being offered and sold in reliance on exemptions from registration provided by Sections 3(b) and/or 4(2) of the 1933 Act, and regulation D rule 504 promulgated thereunder. Resales of the common stock may be subject to restrictions imposed by such Blue Sky Laws as well as federal securities laws.

                                   LITIGATION

        The Company is not a party to any material pending legal proceedings and, to the best of its knowledge, no such action by or against the company has been threatened.

                                     EXPERTS

        The financial statements included in this Memorandum, to the extents and for the periods indicated in its report, have been included herein in reliance upon the report of Barry L. Friedman, P.C., CPA, 1582 Tulita Drive, Las Vegas, Nevada 89119, the Company's independent certified public accountant, given upon the authority of such firm as experts in accounting and auditing. Mr. Friedman was not retained on a contingent basis and received no interest in the Company. Mr. Friedman does not act as a promoter, underwriter, voting trustee, director, officer, or employee of the Company.

                                  LEGAL MATTERS

        Legal matters in connection with this offering were passed upon for the Company by the Law Offices of Shawn F. Hackman, Esq. Mr. Hackman's address is 1700 E. Desert Inn Rd., Suite 112, Las Vegas, NV 89109. Mr. Hackman is an attorney licensed to practice in the State of Nevada and provided an opinion as to the validity of the securities being registered and upon other legal matters concerning the registration or offering of the shares. Mr. Hackman did not act as a promoter, underwriter, voting trustee, director, officer or employee of the Company.

                               FURTHER INFORMATION

        This Memorandum does not purport to restate all of the relevant provisions of the document referred to or pertinent to the matters discussed herein, all of which must be read for a complete description of the terms of the matters relating to an investment in the Company. These documents are available for inspection during regular business hours at the offices of the Company, and upon written request, copies of the documents not annexed to this Memorandum will be provided to prospective investors. Each prospective investor and purchaser representative is invited to ask questions of, and receive answers from, the Officers and of the Company and to obtain such information concerning the terms and conditions of the Offering, to the extent the Company possesses the same or can acquire it without unreasonable effort or expense, as such prospective Investor or purchaser representative, as the case may be, deems necessary to verify the accuracy of the information in this Memorandum. An appointment for such purposes will be arranged upon request.

        No dealer, salesman or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offer made by this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Representative. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Company since the date hereof. This Prospectus does not constitute an offer or solicitation by anyone in any jurisdiction in which such offer of solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

Pursuant to the requirements of Reg. D Rule 504 of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the exemption and has duly caused this Offering Memorandum to be signed on its behalf by the undersigned "hereunto duly authorized, in Las Vegas, State of Nevada, on this ______day of ________, 1997.

                                            Greyhawk Stained Glass, Inc.

                                            By:
                                               ---------------------------------
                                            Shannon Baldino, President